Exhibit 99.2



                    FINANCIAL DISCUSSION DOCUMENT

    THIRD QUARTER 2006 COMPARED WITH THIRD QUARTER 2005

    CONSOLIDATED

    Worldwide Revenues

    Net worldwide sales were $3,204 million for the third quarter of 2006 as compared with $3,553 million for the third quarter of 2005, representing a decrease of $349 million or 10%. The decrease in net sales was primarily due to declines in volumes and unfavorable price/mix, which decreased third quarter sales by approximately 8.0 and 2.5 percentage points, respectively. The decrease in volumes was primarily driven by declines in the consumer film capture Strategic Product Group (SPG), photofinishing services SPG, and consumer output SPG within the FPG segment; the consumer digital capture SPG within the CDG segment; the traditional consumables SPG within the GCG segment; and the radiography film and digital output SPGs within the KHG segment. The unfavorable price/mix was primarily driven by the consumer film capture SPG and the consumer output SPG within the FPG segment; and the workflow and prepress SPG and digital prepress consumables SPG within the GCG segment. These declines were partially offset by the favorable impact of foreign exchange of approximately
0.8 percentage points.

    Net sales in the U.S. were $1,288 million for the third quarter of 2006 as compared with $1,446 million for the prior year quarter, representing a decrease of $158 million, or 11%. Net sales outside the U.S. were $1,916 million for the current quarter as compared with $2,107 million for the third quarter of 2005, representing a decrease of $191 million, or 9%, which includes the positive impact of foreign currency fluctuations of $25 million, or 1%.

    Digital Strategic Product Groups' Revenues

    The Company's digital product sales, including new technologies product sales, were $1,802 million for the third quarter of 2006 as compared with $1,828 million for the prior year quarter, representing a decrease of $26 million, or 1%, primarily driven by the digital capture SPG within the CDG segment and the digital output SPG within the Health Group segment. Product sales from new technologies, which are included in digital product sales, were $9 million for the third quarter of 2006 and $14 million for the third quarter of 2005.

    Traditional Strategic Product Groups' Revenues

    Net sales of the Company's traditional products were $1,402 million for the third quarter of 2006 as compared with $1,725 million for the prior year quarter, representing a decrease of $323 million, or 19%, primarily driven by declines in the consumer film capture SPG, the photofinishing services SPG and the consumer and professional output SPGs in the FPG segment.

    Foreign Revenues

    The Company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East region (EAMER), (2) the Asia Pacific region and (3) the Canada and Latin America region. Net sales in the EAMER region were $1,007 million for the third quarter of 2006 as compared with $1,084 million for the prior year quarter, representing a decrease of $77 million, or 7%. This decrease in net sales for the period included the favorable impact of foreign currency fluctuations of 2%. Net sales in the Asia Pacific region were $589 million for the current quarter as compared with $670 million for the prior year quarter, representing a decrease of $81 million, or 12%. The impact of foreign currency fluctuations for the period was insignificant. Net sales in the Canada and Latin America region were $320 million in the current quarter as compared with $353 million for the third quarter of 2005, representing a decrease of $33 million, or 9%. The decrease in net sales for the period included the favorable impact of foreign currency fluctuations of 2%.

    Gross Profit

    Gross profit was $874 million for the third quarter of 2006 as compared with $922 million for the third quarter of 2005, representing a decrease of $48 million, or 5%. The gross profit margin was 27.3% in the current quarter as compared with 25.9% in the prior year quarter. The 1.4 percentage point increase was primarily attributable to: (1) reductions in manufacturing costs, which increased gross profit margins by approximately 1.2 percentage points, (2) positive price/mix, primarily attributable to the year-over-year increase in royalty income related to digital capture, which increased gross profit margins by approximately 0.5 percentage points, and (3) foreign exchange, which positively impacted gross profit margins by approximately 0.3 percentage points. These increases were partially offset by volume declines, driven primarily by the consumer film capture SPG within the FPG segment and traditional prepress consumables SPG within the GCG segment, which reduced gross profit margins by approximately 0.6 percentage points.

    Selling, General and Administrative Expenses

    Selling, general and administrative expenses (SG&A) were $565 million for the third quarter of 2006 as compared with $670 million for the prior year quarter, representing a decrease of $105 million, or 16%. SG&A as a percentage of sales decreased from 19% for the third quarter of 2005 to 18% for the current year quarter. The absolute dollar decrease in SG&A is primarily attributable to declines in advertising spending, a reduction in selling expenses, and lower employee benefit costs resulting from ongoing Company-wide cost reduction initiatives.

    Research and Development Costs

    Research and development costs (R&D) were $170 million for the third quarter of 2006 as compared with $212 million for the third quarter of 2005, representing a decrease of $42 million, or 20%. R&D as a percentage of sales was 5% for the third quarter of 2006 as compared with the prior year quarter of 6%. This decrease was primarily driven by significant spending reductions in the current quarter related to traditional products and services, and was also impacted by reductions in R&D spending related to the display business.

    Restructuring Costs and Other

    Restructuring costs and other were $137 million for the third quarter of 2006 as compared with $163 million for the third quarter of 2005, representing a decrease of $26 million or 16%. These costs, as well as the restructuring costs reported in cost of goods sold, are discussed in further detail under "RESTRUCTURING COSTS AND OTHER" below.

    Earnings (Loss) From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the third quarter of 2006 were $2 million as compared with a loss of $123 million for the third quarter of 2005, representing an increase in earnings of $125 million. This change is attributable to the reasons described above.

    Interest Expense

    Interest expense for the third quarter of 2006 was $74 million as compared with $57 million for the prior year quarter, representing an increase of $17 million, or 30%. Higher interest expense is a result of a non-recurring charge related to a non-U.S. export tax claim, and higher interest rates under the Company's October 2005 $2.7 billion Senior Secured Credit Facilities.

    Other Income (Charges), Net

    The other income (charges), net component includes principally investment income, income and losses from equity investments, gains and losses on the sales of assets and investments, and foreign exchange gains and losses. Other income for the current quarter was $54 million as compared with other charges of $9 million for the third quarter of 2005. The increase of $63 million is primarily attributable to: (1) $43 million of gains on property and asset sales related to focused cost reduction actions, (2) fluctuations in gains/losses on foreign exchange, which resulted in a year-over-year increase in other income of $12 million, and (3) a year-over-year increase in interest income of $9 million.

    Loss From Continuing Operations Before Income Taxes

    The loss from continuing operations before income taxes for the third quarter of 2006 was $18 million as compared with a loss of $189 million for the third quarter of 2005, representing an increase in earnings of $171 million. This change is attributable to the reasons described above.

    Income Tax Provision

    For the three months ended September 30, 2006, the Company recorded a provision of $19 million on a pre-tax loss of $18 million, representing an effective rate of (105.6)%. The difference of $25 million between the recorded provision of $19 million and the benefit of $6 million that would result from applying the U.S. statutory rate of 35.0% is outlined below.

    For the three months ended September 30, 2005, the Company recorded a provision of $726 million on a pre-tax loss of $189 million, representing an effective rate of (384.1)%. The difference of $792 million between the recorded provision of $726 million and the benefit of $66 million that would result from applying the U.S.
statutory rate of 35.0% is outlined below.



 (dollars in millions)                   3 Months Ended 3 Months Ended
                                          September 30,  September 30,
                                              2006           2005

-- The ongoing impact of not providing
 any tax benefit on the losses incurred
 in the U.S., partially offset by the
 impact of the pre-tax earnings outside
 the U.S. being generated in
 jurisdictions with a net effective tax
 rate that is lower than the U.S.
 statutory rate. The Company was
 recording the write-down of its net
 deferred assets in the U.S. resulting
 from the Company's assessment of the
 realizability of the net deferred
 assets as of and for the three months
 ended September 30, 2005.                       $ (14)         $ (88)

-- The Company recorded discrete pre-tax
 charges for restructuring, asset sale
 gains, asset impairments, and a legal
 settlement charge totaling $168 million
 in the three months ended September 30,
 2006, relating to which the Company
 recorded a tax benefit of $1 million.
 This benefit differs from the benefit
 that would have resulted using the U.S.
 statutory rate of $59 million due to
 the fact that the restructuring charges
 recorded in the U.S. have not been
 benefited, combined with the fact that
 the charges recorded outside the U.S.
 have been incurred in jurisdictions
 that have a net tax rate that is lower
 than the U.S. statutory rate.                      58             --

-- The Company recorded discrete pre-tax
 charges for restructuring, property
 sales due to focused cost reductions,
 asset impairments and in-process R&D
 charges totaling $258 million in the
 three months ended September 30, 2005,
 relating to which the Company recorded
 a tax provision of $88 million. This
 provision differs from the benefit that
 would have resulted using the U.S.
 statutory rate of $90 million due to
 the fact that the restructuring charges
 recorded in the U.S. have not been
 benefited, combined with the fact that
 the charges recorded outside the U.S.
 have been incurred in jurisdictions
 that have a net tax rate that is lower
 than the U.S. statutory rate.                      --            178

-- The Company recorded discrete tax
 charges in the three months ended
 September 30, 2006 relating primarily
 to tax rate changes and impacts from
 the ongoing tax audits with respect to
 open tax years totaling $19 million.              (19)            --

-- The Company recorded discrete tax
 charges in the three months ended
 September 30, 2005 relating primarily
 to the establishment of a valuation
 allowance against net deferred tax
 assets in the U.S. and other foreign
 jurisdictions, the planned remittance
 of earnings from subsidiary companies
 outside the U.S. and other tax
 adjustments.                                       --            702
                                         -------------- --------------

Total tax provision difference resulting
 from the Company's effective tax rate
 vs. the U.S. statutory rate                       $25           $792
                                         ============== ==============


    On October 3, 2006, the Company filed a claim for a federal tax refund of approximately $650 million related to a 1994 loss recognized on the sale of a subsidiary stock that was disallowed at that time under Internal Revenue Service (IRS) regulations. Since that time, the IRS has issued new regulations that serve as the basis for this refund claim. Due to the uncertainty of the claim, the Company, in accordance with its accounting policies, has not recorded a tax benefit related to this refund claim.

    Loss From Continuing Operations

    The loss from continuing operations for the third quarter of 2006 was $37 million, or $.13 per basic and diluted share, as compared with a loss from continuing operations for the third quarter of 2005 of $915 million, or $3.19 per basic and diluted share, representing an increase in earnings of $878 million. This decrease in loss from continuing operations is attributable to the reasons described above.

    CONSUMER DIGITAL IMAGING GROUP

    Worldwide Revenues

    Net worldwide sales for the Consumer Digital Imaging Group (CDG) segment were $640 million for the third quarter of 2006 as compared with $659 million for the third quarter of 2005, representing a decrease of $19 million, or 3%. The decrease in net sales was comprised of: (1) declines related to unfavorable price/mix, driven primarily by the kiosk SPG and the home printing solutions SPG, which reduced net sales by approximately 3.0 percentage points, and (2) lower volumes, which decreased third quarter sales by approximately
0.7 percentage points, driven primarily by declines in the consumer digital capture SPG. These decreases were partially offset by favorable exchange, which increased net sales by approximately 0.9 percentage points.

    CDG segment net sales in the U.S. were $401 million for the current quarter as compared with $400 million for the third quarter of 2005, representing an increase of $1 million, or less than 1%. CDG segment net sales outside the U.S. were $239 million for the third quarter of 2006 as compared with $259 million for the prior year quarter, representing a decrease of $20 million, or 8%.

    Net worldwide sales of consumer digital capture products, which include consumer digital cameras, accessories, memory products, imaging sensors, and intellectual property royalties, decreased 7% in the third quarter of 2006 as compared with the prior year quarter, primarily reflecting volume decreases, partially offset by positive price/mix, which was primarily driven by the impact of a non-recurring extension and amendment to an existing license arrangement executed during the current quarter. On a year to date basis through August, the Company remains in the top three market position, in both the U.S. and worldwide, for consumer digital cameras.

    Net worldwide sales of picture maker kiosks/media (the kiosk SPG) increased 11% in the third quarter of 2006 as compared with the third quarter of 2005, as a result of volume increases and favorable exchange, partially offset by negative price/mix. Sales continue to be driven by strong consumable sales at retail locations with 4x6 media volumes increasing 45% versus last year.

    Net worldwide sales of the home printing solutions SPG, which includes inkjet photo paper and printer docks/media, decreased 7% in the current quarter as compared with the third quarter of 2005 driven by volume declines and negative price/mix, partially offset by favorable exchange. On a year to date basis through August, the Company's printer dock product continues to maintain a leading market share position in the U.S.

    Gross Profit

    Gross profit for the CDG segment was $179 million for the third quarter of 2006 as compared with $125 million for the prior year quarter, representing an increase of $54 million or 43%. The gross profit margin was 28.0% in the current quarter as compared with 19.0% in the prior year quarter. The 9.0 percentage point increase was primarily attributable to a reduction in manufacturing costs, improvements in price/mix, and the favorable impact of foreign exchange. The reduction in manufacturing costs increased gross profit margins by approximately 2.7 percentage points. Improvements in price/mix impacted gross profit margins by approximately 6.0 percentage points, largely due to a non-recurring extension and amendment to an existing license arrangement during the current quarter, which positively impacted gross profit margins by approximately 7 percentage points, offset by unfavorable price/mix, which negatively impacted gross profit margins by approximately l percentage point. Foreign exchange increased gross profit margins by approximately 0.4 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for the CDG segment decreased $25 million, or 18%, from $142 million in the third quarter of 2005 to $117 million in the current quarter, and decreased as a percentage of sales from 22% for the third quarter of 2005 to 18% for the current quarter. This decrease was primarily driven by an $18 million decline in advertising spending.

    Research and Development Costs

    R&D costs for the CDG segment decreased $7 million, or 16%, from $45 million in the third quarter of 2005 to $38 million in the current quarter and decreased as a percentage of sales from 7% in the prior year quarter to 6% in the current year quarter.

    Earnings (Loss) From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the CDG segment were $24 million in the third quarter of 2006 compared with a loss of $61 million in the third quarter of 2005, representing an increase in earnings of $85 million or 139%, as a result of the factors described above.

    FILM AND PHOTOFINISHING SYSTEMS GROUP

    Worldwide Revenues

    Net worldwide sales for the Film and Photofinishing Systems Group
(FPG) segment were $1,074 million for the third quarter of 2006 as compared with $1,353 million for the third quarter of 2005, representing a decrease of $279 million, or 21%. The decrease in net sales was comprised of lower volumes driven primarily by declines in the consumer film capture SPG, the consumer output SPG, and the photofinishing services SPG, which decreased third quarter sales by approximately 19.5 percentage points, and declines related to negative price/mix, driven primarily by the consumer film capture SPG and consumer output SPG, which reduced net sales by approximately 2.6 percentage points. These declines were partially offset by favorable foreign exchange, which increased net sales by approximately 1.2 percentage points.

    FPG segment net sales in the U.S. were $350 million for the current quarter as compared with $445 million for the third quarter of 2005, representing a decrease of $95 million, or 21%. FPG segment net sales outside the U.S. were $724 million for the third quarter of 2006 as compared with $908 million for the prior year quarter, representing a decrease of $184 million, or 20%.

    Net worldwide sales of the consumer film capture SPG, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape, decreased 25% in the third quarter of 2006 as compared with the third quarter of 2005, primarily reflecting industry volume declines.

    Net worldwide sales for the consumer and professional output SPGs, which include color negative paper and photochemicals, decreased 22% in the third quarter of 2006 as compared with the third quarter of 2005, primarily reflecting volume declines and unfavorable price/mix, partially offset by favorable exchange. The volume declines are largely driven by the substantial reduction of direct sales of minilab equipment, which began in the third quarter of 2005, as the Company has shifted its focus to providing minilab services.

    Net worldwide sales for the photofinishing services SPG, which includes equipment and photofinishing services at retail on-site and Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 43% in the third quarter of 2006 as compared with the third quarter of 2005, reflecting continuing volume declines in the development and processing of consumer films.

    Net worldwide sales for the entertainment imaging SPGs, including origination and print films for the entertainment industry, increased 3%, primarily reflecting volume increases in color print films, and favorable exchange.

    Gross Profit

    Gross profit for the FPG segment was $307 million for the third quarter of 2006 as compared with $432 million for the prior year quarter, representing a decrease of $125 million or 29%. The gross profit margin was 28.6% in the current quarter as compared with 31.9% in the prior year quarter. The 3.3 percentage point decrease was primarily attributable to increased manufacturing costs, which reduced gross profit margins by approximately 2.2 percentage points and were largely driven by increased silver costs. Volume declines reduced gross profit margins by approximately 0.8 percentage points, while negative price/mix unfavorably impacted gross profit margins by approximately 0.7 percentage points. These declines were partially offset by favorable exchange, which increased gross profit margins by approximately 0.4 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for the FPG segment decreased $80 million, or 34%, from $238 million in the third quarter of 2005 to $158 million in the current quarter, and decreased as a percentage of sales from 18% in the prior year quarter to 15% in the current year quarter. The decline in SG&A was attributable to ongoing Company-wide cost reduction initiatives.

    Research and Development Costs

    R&D costs for the FPG segment decreased $10 million, or 53%, from $19 million in the third quarter of 2005 to $9 million in the current quarter and remained constant as a percentage of sales at 1%. The decrease in R&D was primarily attributable to reductions in spending related to traditional products and services.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the FPG segment were $139 million in the third quarter of 2006 compared with earnings of $174 million in the third quarter of 2005, representing a decrease of $35 million or 20%, primarily as a result of increased silver costs and other factors described above.

    GRAPHIC COMMUNICATIONS GROUP

    The Graphic Communications Group (GCG) segment serves a variety of customers in the in-plant, data center, commercial printing, packaging, newspaper and digital service bureau markets with a range of software, consumables, and hardware products that provide customers with a range of solutions for prepress, traditional and digital printing, and document scanning and multi-vendor IT services.

    During the second quarter of 2006, the Company indicated that, as a result of ongoing integration of acquisitions within the Graphic Communications Group, it had become increasingly difficult to report results by the discrete businesses that were acquired. Therefore, beginning with the current quarter, results for the GCG segment are reported using the following SPG structure:

    -- Digital Prepress Consumables - digital plates, chemistry, media and services

    -- NexPress Color - equipment, consumables and services for NexPress color products, and direct image press equipment

    -- Commercial Inkjet Printing Solutions - Versamark equipment, consumables and service

    -- Workflow and Prepress - workflow software, output devices, proofing equipment, and services

    -- Other Digital - electrophotographic black and white equipment and consumables, document scanners and services, wide format inkjet, imaging services

    -- Traditional - analog plates, graphics and other films, paper, media equipment, archival products

    Worldwide Revenues

    Net worldwide sales for the Graphic Communications Group segment were $880 million for the third quarter of 2006 as compared with $886 million for the prior year quarter, representing a decrease of $6 million, or 1%. The decrease in net sales was primarily due to unfavorable price/mix, primarily driven by the workflow and prepress SPG and digital prepress consumables SPG, which decreased third quarter sales by approximately 3.5 percentage points. These negative impacts of price/mix were partially offset by overall volume increases, which increased sales by approximately 2.8 percentage points. Volume declines for traditional products, as defined above, reduced total sales by approximately 3.8 percentage points. These declines in volume were more than offset by volume increases in other SPGs, primarily driven by the digital prepress consumables SPG and commercial inkjet solutions SPG, which in total resulted in sales increases of approximately 6.6 percentage points from the prior year quarter.

    Net sales in the U.S. were $314 million for the current quarter as compared with $331 million for the prior year quarter, representing a decrease of $17 million, or 5%. Net sales outside the U.S. were $566 million in the third quarter of 2006 as compared with $555 million for the prior year quarter, representing an increase of $11 million, or 2%.

    Digital Strategic Product Groups' Revenues

    The Graphic Communications Group segment digital product sales are comprised of the digital prepress consumables SPG; NexPress color SPG; commercial inkjet printing solutions SPG; workflow and prepress systems SPG; and other digital SPG.

    Digital product sales for the Graphic Communications Group segment were $754 million for the third quarter of 2006 as compared with $746 million for the prior year quarter, representing an increase of $8 million, or 1%. The increase in digital product sales was primarily attributable to increases in the digital prepress consumables SPG, commercial inkjet printing solutions SPG, and the NexPress color SPG, largely offset by declines in the workflow and prepress SPG and other digital products and services.

    Net worldwide sales of digital prepress consumables increased 15% in the current quarter as compared with the prior year quarter, primarily driven by strong volume increases as the Company continues to benefit from digital industry growth.

    Net worldwide sales for the workflow and prepress SPG decreased 15% in the current quarter as compared with the prior year quarter. Sales declines were partially offset by growth in workflow software.

    Net worldwide sales for the NexPress color SPG increased 9% primarily driven by a 25% revenue increase in NexPress color equipment and consumables, partially offset by direct image press equipment sales, which declined 73%. The installed base of digital production color presses continues to grow, with average monthly page volumes increasing 75% in the current quarter versus the prior year quarter, leading to an increase in consumables sales of 78%.

    Net worldwide sales of commercial inkjet printing solutions increased 22% in the current quarter as compared with the third quarter of 2005. Overall sales increases were driven by higher equipment placements and a growing annuity business in the transactional print market.

    Net worldwide sales of other digital products and services decreased 9% in the current quarter as compared with the prior year quarter, driven primarily by volume declines for electrophotographic black and white equipment and consumables, and wide format inkjet. These decreases were partially offset by sales increases for document scanners.

    Traditional Strategic Product Groups' Revenues

    Segment traditional product sales are primarily comprised of sales of traditional graphics products and other films, paper, media, equipment, archival products, and analog plates. These sales were $126 million for the current quarter compared with $140 million for the prior year quarter, representing a decrease of $14 million, or 10%. The decrease in sales was primarily attributable to declines in analog plates and graphic films as the industry continues to transition to digital.

    Gross Profit

    Gross profit for the Graphic Communications Group segment was $246 million for the third quarter of 2006 as compared with $230 million in the prior year quarter, representing an increase of $16 million, or 7%. The gross profit margin was 28.0% in the current quarter as compared with 26.0% in the prior year quarter. The increase in the gross profit margin of 2.0 percentage points was primarily attributable to reductions in manufacturing and other costs, which more than offset the impact of increased silver and aluminum commodity costs and which increased gross profit margins by approximately 2.1 percentage points. The impacts from foreign exchange, volume, and price/mix on gross profit margins were not significant.

    Selling, General and Administrative Expenses

    SG&A expenses for the Graphic Communications Group segment were $165 million for the third quarter of 2006 as compared with $164 million in the prior year quarter, representing an increase of $1 million, or 1%, and remained constant as a percentage of sales at 19%. Realized cost integration savings were offset by redistribution of corporate costs associated with bringing acquired businesses into the Kodak portfolio.

    Research and Development Costs

    Third quarter R&D costs for the Graphic Communications Group segment decreased $10 million, or 17%, from $59 million for the third quarter of 2005 to $49 million for the current quarter, and decreased as a percentage of sales from 7% for the third quarter of 2005 to 6% for the current quarter. The year-over-year decrease was primarily driven by savings realized from integration activities, partially offset by the impact of a $12 million purchase accounting credit in the prior year quarter for purchased in-process R&D associated with acquisitions.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the Graphic Communications Group segment were $31 million in the third quarter of 2006 compared with earnings of $7 million in the third quarter of 2005. This increase in earnings is attributable to the reasons outlined above.

    HEALTH GROUP

    Worldwide Revenues

    Net worldwide sales for the Health Group segment were $597 million for the third quarter of 2006 as compared with $635 million for the prior year quarter, representing a decrease of $38 million, or 6%. The decrease in sales was attributable to volume declines of approximately
6.1 percentage points, primarily driven by the radiology film and digital output SPGs, partially offset by the growth in the digital capture SPG, digital dental SPG, and healthcare information solutions SPG. Unfavorable price/mix reduced third quarter sales by approximately 0.9 percentage points, primarily driven by the digital output SPG. These declines were partially offset by favorable exchange, which increased net sales by approximately 1.0 percentage points.

    Net sales in the U.S. were $215 million for the current quarter as compared with $260 million for the third quarter of 2005, representing a decrease of $45 million, or 17%. Net sales outside the U.S. were $382 million for the third quarter of 2006 as compared with $375 million for the prior year quarter, representing an increase of $7 million, or 2%.

    Digital Strategic Product Groups' Revenues

    Health Group segment digital sales, which include digital output (DryView laser imagers/media and wet laser printers/media), digital capture systems (computed radiography and digital radiography equipment), digital dental systems (practice management software and digital and computed radiography capture equipment), healthcare information solutions (Picture Archiving and Communications Systems
(PACS)), Radiology Information Systems (RIS) and Information Management Solutions (IMS), and associated services were $399 million for the current quarter as compared with $409 million for the third quarter of 2005, representing a decrease of $10 million, or 2%. This sales decline was driven by declines in the digital output SPG, partially offset by growth in the digital capture SPG, the digital dental SPG, and the healthcare information solutions SPG.

    Traditional Strategic Product Groups' Revenues

    Segment traditional product sales, including analog and dental film, equipment, service, and chemistry, were $198 million for the current quarter as compared with $226 million for the third quarter of 2005, representing a decrease of $28 million, or 12%. Sales declines were primarily driven by volume decreases in traditional radiology film products.

    Gross Profit

    Gross profit for the Health Group segment was $218 million for the third quarter of 2006 as compared with $252 million in the prior year quarter, representing a decrease of $34 million, or 13%. The gross profit margin was 36.5% in the current quarter as compared with 39.7% in the third quarter of 2005. The decrease in the gross profit margin of 3.2 percentage points was principally attributable to increases in manufacturing costs, which decreased gross profit margins by approximately 2.1 percentage points, largely resulting from increased silver costs. Also contributing to this decrease in gross profit margins was unfavorable price/mix, which negatively impacted gross profit margins by approximately 1.0 percentage points primarily driven by the digital output SPG and the digital capture SPG. The impacts from foreign exchange and volume on gross profit margins were not significant.

    Selling, General and Administrative Expenses

    SG&A expenses for the Health Group segment increased $3 million, or 3%, from $115 million in the third quarter of 2005 to $118 million for the current quarter, and increased as a percentage of sales from 18% in the prior year quarter to 20% in the current year quarter. The increase in SG&A expenses is primarily attributable to $9 million of spending related to the Company's exploration of strategic alternatives for the Health Group, which was announced on May 4, 2006, partially offset by cost reduction activities.

    Research and Development Costs

    Third quarter R&D costs decreased $7 million, or 18%, from $40 million in the third quarter of 2005 to $33 million, and remained constant as a percentage of sales at 6%. This decline is primarily attributable to planned reductions in R&D spending for the Health Group, specifically in the digital output SPG and the digital capture SPG.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the Health segment decreased $28 million, or 29%, from $96 million for the prior year quarter to $68 million for the third quarter of 2006 due to the reasons described above.

    ALL OTHER

    Worldwide Revenues

    Net worldwide sales for All Other were $13 million for the third quarter of 2006 as compared with $20 million for the third quarter of 2005, representing a decrease of $7 million, or 35%. Net sales in the U.S. were $8 million for the third quarter of 2006 as compared with $10 million for the prior year quarter, representing a decrease of $2 million, or 20%. Net sales outside the U.S. were $5 million in the third quarter of 2006 as compared with $10 million in the prior year quarter, representing a decrease of $5 million, or 50%.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for All Other was $48 million in the current quarter as compared with a loss of $61 million in the third quarter of 2005, primarily driven by reductions in R&D spending for the display business.

    NET LOSS

    The consolidated net loss for the third quarter of 2006 was $37 million, or a loss of $.13 per basic and diluted share, as compared with a net loss for the third quarter of 2005 of $914 million, or a loss of $3.18 per basic and diluted share, representing an increase in earnings of $877 million or 96%. This increase is attributable to the reasons outlined above.

    RESTRUCTURING COSTS AND OTHER

    The Company is currently undergoing the transformation from a traditional products and services company to a digital products and services company. In connection with this transformation, the Company announced a cost reduction program in January 2004 that would extend through 2006 to achieve the appropriate business model and to significantly reduce its worldwide facilities footprint. In July 2005, the Company announced an extension to this program into 2007 to accelerate its digital transformation, which included further cost reductions that will result in a business model consistent with what is necessary to compete profitably in digital markets.

    In connection with its announcement relating to the extended "2004-2007 Restructuring Program," the Company has provided estimates with respect to (1) the number of positions to be eliminated, (2) the facility square footage reduction, (3) the reduction in its traditional manufacturing infrastructure, (4) the total restructuring charges to be incurred, (5) incremental annual savings, and (6) incremental cash charges associated with these actions.

    The actual charges for initiatives under this program are recorded in the period in which the Company commits to formalized restructuring plans or executes the specific actions contemplated by the program and all criteria for restructuring charge recognition under the applicable accounting guidance have been met.



                    Restructuring Programs Summary


    The activity in the accrued restructuring balances and the non-cash charges incurred in relation to all of the restructuring programs described below were as follows for the third quarter of 2006:




                                 Balance
(in millions)                    June 30,  Costs               Cash
                                  2006    Incurred Reversals Payments
                                 -------- -------- --------- ---------
2004-2007 Restructuring Program:

Severance reserve                $   280  $    97  $      -  $   (90)
Exit costs reserve                    29       14         -      (21)
                                 -------- -------- --------- ---------
  Total reserve                  $   309  $   111  $      -  $  (111)
                                 ======== ======== ========= =========

Long-lived asset impairments and
 inventory write-downs           $     -  $    28  $      -  $     -
                                 ======== ======== ========= =========


Accelerated depreciation         $     -  $    73  $      -  $     -
                                 ======== ======== ========= =========

Pre-2004 Restructuring Programs:

Severance reserve                $     -  $     -  $      -  $     -
Exit costs reserve                    12        -         -       (1)
                                 -------- -------- --------- ---------
  Total reserve                  $    12  $     -  $      -  $    (1)
                                 ======== ======== ========= =========

Total of all restructuring
 programs                        $   321  $   212  $      -  $  (112)
                                 ======== ======== ========= =========


                                                   Other
                                                Adjustments   Balance
(in millions)                       Non-cash        and      Sept. 30,
                                   Settlements Reclasses (1)   2006
                                   ----------- ------------- ---------
2004-2007 Restructuring Program:

Severance reserve                  $        -  $         13  $    300
Exit costs reserve                          -             2        24
                                   ----------- ------------- ---------
  Total reserve                    $        -  $         15  $    324
                                   =========== ============= =========

Long-lived asset impairments and
 inventory write-downs             $      (28) $          -  $      -
                                   =========== ============= =========


Accelerated depreciation           $      (73) $          -  $      -
                                   =========== ============= =========

Pre-2004 Restructuring Programs:

Severance reserve                  $        -  $          -  $      -
Exit costs reserve                          -             -        11
                                   ----------- ------------- ---------
  Total reserve                    $        -  $          -  $     11
                                   =========== ============= =========

Total of all restructuring
 programs                          $     (101) $         15  $    335
                                   =========== ============= =========






(1) The total restructuring charges of $212 million include:
    (1) pension and other postretirement charges and credits for curtailments, settlements and special termination benefits, and
    (2) environmental remediation charges that resulted from the Company's ongoing restructuring actions. However, because the impact of these charges and credits relate to the accounting for pensions, other postretirement benefits, and environmental remediation costs, the related impacts on the Consolidated Statement of Financial Position are reflected in their respective components as opposed to within the accrued restructuring balances at September 30, 2006. Accordingly, the Other Adjustments and Reclasses column of the table above includes: (1) reclassifications to Other long-term assets and Pension and other postretirement liabilities for the position elimination-related impacts on the Company's pension and other postretirement employee benefit plan arrangements, including net curtailment gains, settlement losses, and special termination benefits of $11 million, and (2) reclassifications to Other long-term liabilities for the restructuring-related impacts on the Company's environmental remediation liabilities of $2 million. Additionally, the Other Adjustments and Reclasses column of the table above includes foreign currency translation adjustments of $2 million, which are reflected in Accumulated other comprehensive loss in the Consolidated Statement of Financial Position.


    The costs incurred, which total $212 million for the three months ended September 30, 2006, include $73 million and $2 million of charges related to accelerated depreciation and inventory write-downs, respectively, that were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended September 30, 2006. The remaining costs incurred of $137 million were reported as restructuring costs and other in the accompanying Consolidated Statement of Operations for the three months ended September 30, 2006. The severance costs and exit costs require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.



                    2004-2007 Restructuring Program


    The Company announced on January 22, 2004 that it planned to develop and execute a comprehensive cost reduction program throughout the 2004 to 2006 timeframe. The objective of these actions is to achieve a business model appropriate for the Company's traditional businesses, and to sharpen the Company's competitiveness in digital markets.

    The Program was expected to result in total charges of $1.3 billion to $1.7 billion over the three-year period, of which $700 million to $900 million are related to severance, with the remainder relating to the disposal of buildings and equipment. Overall, the Company's worldwide facility square footage was expected to be reduced by approximately one-third. Approximately 12,000 to 15,000 positions worldwide were expected to be eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration.

    On July 20, 2005, the Company announced that it would extend the restructuring activity, originally announced in January 2004, as part of its efforts to accelerate its digital transformation and to respond to a faster-than-expected decline in consumer film sales. As a result of this announcement, the overall restructuring program was renamed the "2004-2007 Restructuring Program." Under the 2004-2007 Restructuring Program, the Company expected to increase the total employment reduction to a range of 22,500 to 25,000 positions, and to reduce its traditional manufacturing infrastructure to approximately $1 billion, compared with $2.9 billion as of December 31, 2004. These changes were expected to increase the total charges under the Program to a range of $2.7 billion to $3.0 billion. Based on the actual actions taken through the end of the third quarter of 2006 under this Program and an understanding of the estimated remaining actions to be taken, the Company expects that the employment reductions and total charges under this Program will be within the ranges of 25,000 to 27,000 positions and $3.0 billion to $3.4 billion, respectively, as indicated in the second quarter 2006 Form 10-Q. When essentially completed in 2007, the activities under this Program will result in a business model consistent with what is necessary to compete profitably in digital markets.

    The Company implemented certain actions under the Program during the third quarter of 2006. As a result of these actions, the Company recorded charges of $139 million in the third quarter of 2006, which were composed of severance, long-lived asset impairments, exit costs and inventory write-downs of $97 million, $26 million, $14 million and $2 million, respectively. The severance costs related to the elimination of approximately 1,650 positions, including approximately 800 manufacturing, 600 administrative, and 250 research and development positions. The geographic composition of the positions to be eliminated includes approximately 1,050 in the United States and Canada and 600 throughout the rest of the world. The reduction of the 1,650 positions and the $111 million charges for severance and exit costs are reflected in the 2004-2007 Restructuring Program table below. The $26 million charge in the third quarter and the $72 million year-to-date charge for long-lived asset impairments were included in restructuring costs and other in the accompanying Consolidated Statement of Operations for the three and nine months ended September 30, 2006, respectively. The charges taken for inventory write-downs of $2 million and $8 million were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three and nine months ended September 30, 2006, respectively.

    As a result of initiatives implemented under the 2004-2007 Restructuring Program, the Company recorded $73 million and $227 million of accelerated depreciation on long-lived assets in cost of goods sold in the accompanying Consolidated Statement of Operations for the three and nine months ended September 30, 2006, respectively. The accelerated depreciation relates to long-lived assets accounted for under the held and used model of SFAS No. 144. The third quarter amount of $73 million relates to $70 million of manufacturing facilities and equipment, $2 million of photofinishing facilities and equipment, and $1 million of administrative facilities and equipment that will be used until their abandonment. The year-to-date amount of $227 million relates to $6 million of photofinishing facilities and equipment, $219 million of manufacturing facilities and equipment, and $2 million of administrative facilities and equipment that will be used until their abandonment. The Company will incur approximately $59 million of accelerated depreciation for the remainder of 2006 as a result of the initiatives already implemented under the 2004-2007 Restructuring Program.

    Under this Program, on a life-to-date basis as of September 30, 2006, the Company has recorded charges of $2,647 million, which was composed of severance, long-lived asset impairments, exit costs, inventory write-downs, and accelerated depreciation of $1,243 million, $334 million, $236 million, $64 million, and $770 million, respectively. The severance costs related to the elimination of approximately 22,200 positions, including approximately 6,025 photofinishing, 10,300 manufacturing, 1,325 research and development and 4,550 administrative positions.

    The following table summarizes the activity with respect to the charges recorded in connection with the focused cost reduction actions that the Company has committed to under the 2004-2007 Restructuring Program and the remaining balances in the related reserves at September 30, 2006:




(dollars in millions)


                                                             Exit
                                 Number of    Severance      Costs
                                 Employees     Reserve      Reserve
                                ------------ ------------ ------------
2004 charges                          9,625  $       418  $       99
2004 reversals                            -           (6)         (1)
2004 utilization                     (5,175)        (169)        (47)
2004 other adj. & reclasses               -           24         (15)
                                ------------ ------------ ------------
Balance at 12/31/04                   4,450          267          36
2005 charges                          8,125          497          84
2005 reversals                            -           (3)         (6)
2005 utilization                    (10,225)        (377)        (95)
2005 other adj. & reclasses               -         (113)          4
                                ------------ ------------ ------------
Balance at 12/31/05                   2,350          271          23
Q1, 2006 charges                      1,175           90          19
Q1, 2006 reversals                        -           (1)          -
Q1, 2006 utilization                 (1,425)         (97)        (14)
Q1, 2006 other adj. & reclasses           -            6           1
                                ------------ ------------ ------------
Balance at 03/31/06                   2,100          269          29
Q2, 2006 charges                      1,625          141          20
Q2, 2006 reversals                        -            -          (1)
Q2, 2006 utilization                 (1,300)        (118)        (15)
Q2, 2006 other adj. & reclasses           -          (12)         (4)
                                ------------ ------------ ------------
Balance at 06/30/06                   2,425          280          29
Q3, 2006 charges                      1,650           97          14
Q3, 2006 utilization                 (1,075)         (90)        (21)
Q3, 2006 other adj. & reclasses           -           13           2
                                ------------ ------------ ------------
Balance at 09/30/06                   3,000  $       300  $       24
                                ============ ============ ============


(dollars in millions)

                                         Long-lived Asset
                                           Impairments
                                          and Inventory   Accelerated
                                  Total    Write-downs    Depreciation
                                 ------- ---------------- ------------
2004 charges                     $  517  $           157  $       152
2004 reversals                       (7)               -            -
2004 utilization                   (216)            (157)        (152)
2004 other adj. & reclasses           9                -            -
                                 ------- ---------------- ------------
Balance at 12/31/04                 303                -            -
2005 charges                        581              161          391
2005 reversals                       (9)               -            -
2005 utilization                   (472)            (161)        (391)
2005 other adj. & reclasses        (109)               -            -
                                 ------- ---------------- ------------
Balance at 12/31/05                 294                -            -
Q1, 2006 charges                    109               38           82
Q1, 2006 reversals                   (1)               -            -
Q1, 2006 utilization               (111)             (38)         (82)
Q1, 2006 other adj. & reclasses       7                -            -
                                 ------- ---------------- ------------
Balance at 03/31/06                 298                -            -
Q2, 2006 charges                    161               14           72
Q2, 2006 reversals                   (1)               -            -
Q2, 2006 utilization               (133)             (14)         (72)
Q2, 2006 other adj. & reclasses     (16)               -            -
                                 ------- ---------------- ------------
Balance at 06/30/06                 309                -            -
Q3, 2006 charges                    111               28           73
Q3, 2006 utilization               (111)             (28)         (73)
Q3, 2006 other adj. & reclasses      15                -            -
                                 ------- ---------------- ------------
Balance at 09/30/06              $  324  $             -  $         -
                                 ======= ================ ============


    As a result of the initiatives already implemented under the 2004-2007 Restructuring Program, severance payments will be paid during periods through 2008 since, in many instances, the employees whose positions were eliminated can elect or are required to receive their payments over an extended period of time. Most exit costs have been paid or will be paid during 2006. However, certain costs, such as long-term lease payments, will be paid over periods after 2006.

    The charges of $212 million recorded in the third quarter of 2006 included $36 million applicable to the Film and Photofinishing Systems Group segment, $16 million applicable to the Consumer Digital Imaging Group segment, $6 million applicable to the Graphic Communications Group segment, and $3 million applicable to the Health Group segment. The balance of $151 million was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.

    The restructuring actions implemented during the third quarter of 2006 under the 2004-2007 Restructuring Program are expected to generate future annual cost savings of approximately $122 million, of which approximately $120 million represents future annual cash savings. These cost savings began to be realized by the Company beginning in the third quarter of 2006, and are expected to be fully realized by the end of 2007 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by approximately $52 million, $46 million, and $24 million, respectively.

    Based on all of the actions taken to date under the 2004-2007 Restructuring Program, the program is expected to generate annual cost savings of approximately $1,312 million, including annual cash savings of $1,260 million, as compared with pre-program levels. The Company began realizing these savings in the second quarter of 2004, and expects the savings to be fully realized by the end of 2007 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce cost of goods sold, SG&A, and R&D expenses by approximately $855 million, $326 million, and $131 million, respectively.

    The above savings estimates are based primarily on objective data related to the Company's severance actions. Savings resulting from facility closures and other non-severance actions that are more difficult to quantify are not included. The Company is updating its estimate of total annual cost savings under the extended 2004-2007 Restructuring Program of $1.6 billion to $1.8 billion, as announced in July 2005, based on the additional charges expected to be incurred, as discussed above.



                    Pre-2004 Restructuring Programs


    At September 30, 2006, the Company had remaining exit costs reserves of $11 million relating to restructuring plans committed to or executed prior to 2004. Most of these remaining exit costs reserves represent long-term lease payments, which will continue to be paid over periods throughout and after 2006.



                          CASH FLOW ACTIVITY


    The Company's cash and cash equivalents decreased $563 million from $1,665 million at December 31, 2005 to $1,102 million at September 30, 2006. The decrease resulted primarily from $72 million of net cash used in operating activities, $182 million of net cash used in investing activities, and $319 million of net cash used in financing activities.

    The net cash used in operating activities of $72 million was primarily attributable to a decrease in liabilities excluding borrowings of $494 million, which included $408 million of payments for restructuring-related severance benefits and exit costs, as well as timing of payments of customer rebates and trade payables. These uses of cash were partially offset by decreases in receivables of $261 million. The decrease in receivables is a result of lower sales in the three month period ended September 30, 2006 compared with fourth quarter 2005 sales. In addition, the company's net loss of $617 million which, when adjusted for equity in earnings from unconsolidated affiliates, depreciation and amortization, the gain on sales of businesses/assets, restructuring costs, asset impairments and other non-cash charges, and benefit for deferred taxes, provided $316 million of operating cash.

    The net cash used in investing activities of $182 million was utilized primarily for capital expenditures of $282 million, partially offset by net proceeds from the sale of assets of $112 million. The net cash used in financing activities of $319 million was the result of a net decrease in borrowings of $247 million and dividend payments of $72 million.

    The Company's primary uses of cash include restructuring payments, debt payments, capital additions, dividend payments, employee benefit plan payments/contributions, and working capital needs.

    Capital additions were $282 million in the nine months ended September 30, 2006, with the majority of the spending supporting new products, manufacturing productivity and quality improvements, infrastructure improvements, equipment placements with customers, and ongoing environmental and safety initiatives. For the year ending December 31, 2006, the Company expects capital additions of less than $500 million.

    During the nine months ended September 30, 2006, the Company expended $408 million against restructuring reserves and pension and other postretirement liabilities, primarily for the payment of severance benefits. Certain employees whose positions were eliminated could elect to receive severance payments for up to two years following their date of termination.

    The Company has a dividend policy whereby it makes semi-annual payments which, when declared, will be paid on the Company's 10th business day each July and December to shareholders of record on the close of the first business day of the preceding month. On May 10, 2006, the Board of Directors declared a semi-annual cash dividend of $.25 per share payable to shareholders of record at the close of business on June 1, 2006. This dividend was paid on July 18, 2006. On October 17, 2006 the Board of Directors declared a semi-annual cash dividend of $.25 per share payable to shareholders of record at the close of business on November 1, 2006 and payable on December 14, 2006.

    The Secured Credit Agreement contains various affirmative and negative covenants customary in a facility of this type, including two quarterly financial covenants: (1) a consolidated debt for borrowed money to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (subject to adjustments to exclude any extraordinary income or losses, as defined by the Secured Credit Agreement, interest income and certain non-cash items of income and expense) ratio of not greater than: 4.00 to 1 as of September 30, 2006; and 3.50 to 1 as of December 31, 2006 and thereafter, and (2) a consolidated EBITDA to consolidated interest expense (subject to adjustments to exclude interest expense not related to borrowed money) ratio, on a rolling four-quarter basis, of no less than 3 to 1.

    As of September 30, 2006, the Company's consolidated debt to EBITDA ratio was 2.64 and the consolidated EBITDA to consolidated interest ratio was 5.13. Consolidated EBITDA and consolidated interest expense, as adjusted, are non-GAAP financial measures. The Company believes that the presentation of the consolidated debt to EBITDA and EBITDA to consolidated interest expense financial measures is useful information to investors, as it provides information as to how the Company actually performed against the financial requirements under the Secured Credit Facilities, and how much headroom the Company has within these covenants.

    The following table reconciles EBITDA, as included in the computation of the consolidated debt to EBITDA ratio under the Secured Credit Agreement covenants, to the most directly comparable GAAP measure of loss from continuing operations before interest, other income (charges), net and income taxes:



                                      Third   Second   First   Fourth
(in millions)          Rolling Four  Quarter  Quarter Quarter Quarter
                       Quarter Total  2006     2006    2006    2005



Net loss               $       (663) $   (37) $ (282) $ (298) $   (46)

Plus:
Interest expense                269       74      66      62       67
Provision (benefit)
 for income taxes                27       19      51       3      (46)
Depreciation and
 amortization                 1,481      300     345     371      465
Non-cash restructuring
 charges and asset
 write-
 downs/impairments              280       38      77      56      109
Loss from cumulative
 effect of accounting
 change, net of income
 taxes (extraordinary
 loss)                           57        -       -       -       57
Non-cash stock
 compensation expense            20        3       8       6        3
Non-cash equity in
 (earnings) loss from
 unconsolidated
 affiliates                      (9)      (1)     (7)      -       (1)
Impact of change in
 accounting from LIFO
 to average cost                  4        -       -       -        4
                       ------------- -------- ------- ------- --------
      Total additions
       to calculate
       EBITDA                 2,129      433     540     498      658

Less:
Earnings from
 discontinued
 operations, net of
 income taxes
 (extraordinary
 income)                       (148)       -       -       -     (148)
Investment income               (51)     (14)    (13)    (17)      (7)
                       ------------- -------- ------- ------- --------
      Total
       subtractions to
       calculate
       EBITDA                  (199)     (14)    (13)    (17)    (155)
                       ------------- -------- ------- ------- --------

EBITDA, as included in
 the debt to EBITDA
 ratio as presented    $      1,267  $   382  $  245  $  183  $   457
                       ============= ======== ======= ======= ========


                                      Third   Second   First   Fourth
(in millions)          Rolling Four  Quarter  Quarter Quarter Quarter
                       Quarter Total  2006     2006    2006    2005


(Following is a reconciliation to the most directly comparable GAAP measure)

EBITDA, as included in
 the debt to EBITDA
 ratio as presented    $      1,267  $   382  $  245  $  183  $   457
Depreciation and
 amortization                (1,481)    (300)   (345)   (371)    (465)
Non-cash restructuring
 charges and asset
 write-
 downs/impairments             (280)     (38)    (77)    (56)    (109)
Other adjustments, net         (101)     (42)     10     (15)     (54)
                       ------------- -------- ------- ------- --------

(Loss) earnings from
 continuing operations
 before interest,
 other income
 (charges), net and
 income taxes          $       (595) $     2  $ (167) $ (259) $  (171)
                       ============= ======== ======= ======= ========


    The following table reconciles interest expense, as adjusted, as included in the computation of the EBITDA to interest expense ratio under the Secured Credit Agreement covenants, to the most directly comparable GAAP measure of interest expense:



                                      Third   Second   First   Fourth
(in millions)          Rolling Four  Quarter  Quarter Quarter Quarter
                       Quarter Total  2006     2006    2006    2005

Interest expense, as
 included in the
 EBITDA to interest
 expense ratio         $        246  $    62  $   62  $   59  $    63

Adjustments to
 interest expense for
 purposes of the
 covenant calculation            23       12       4       3        4
                       ------------- -------- ------- ------- --------
Interest expense       $        269  $    74  $   66  $   62  $    67
                       ============= ======== ======= ======= ========


    Adjustments to interest expense relate to items that are not debt for borrowed money, including interest relating to capital leases and interest relating to tax matters.

    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United
States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's digital earnings, revenue, digital revenue growth, losses, cash, business transformation and debt reduction plans are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

    -- execution of the digital growth and profitability strategies, business model and cash plan;

    --  implementation of a changed segment structure;

    -- implementation of the cost reduction program, including asset rationalization and monetization, reduction in selling, general and administrative costs and personnel reductions;

    -- transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;

    -- implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;

    -- implementation of product strategies (including category expansion and digital products) and go-to-market strategies;

    -- protection, enforcement and defense of the Company's intellectual property, including defense of our products against the intellectual property challenges of others;

    -- implementation of intellectual property licensing and other strategies;

    -- development and implementation of e-commerce strategies, including on-line services;

    -- completion of information systems upgrades, including SAP, the Company's enterprise system software;

    --  completion of various portfolio actions;

    --  reduction of inventories;

    --  integration of acquired businesses;

    --  improvement in manufacturing productivity and techniques;

    --  improvement in receivables performance;

    -- improvement in supply chain efficiency and management of third-party sourcing relationships; and

    -- implementation of the strategies designed to address the decline in the Company's traditional businesses.

    The forward-looking statements contained in this report are subject to the following additional risk factors:

    -- inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  competitive actions, including pricing;

    -- changes in the Company's debt credit ratings and its ability to access capital markets;

    -- the nature and pace of technology evolution, including the traditional-to-digital transformation;

    --  continuing customer consolidation and buying power;

    -- current and future proposed changes to accounting rules and to tax laws, as well as other factors which could adversely impact the Company's reported financial position or effective tax rate in the future;

    -- general economic, business, geo-political and regulatory conditions;

    --  market growth predictions;

    --  continued effectiveness of internal controls; and

    -- other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.



EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED
(in millions, except per share data)

                                  Three Months Ended Nine Months Ended
                                     September 30      September 30
                                  ------------------ -----------------
                                    2006     2005     2006     2005

Net sales                         $  3,204  $ 3,553  $ 9,453  $10,071
Cost of goods sold                   2,330    2,631    7,092    7,420
                                  --------- -------- -------- --------
   Gross profit                        874      922    2,361    2,651

Selling, general and
 administrative expenses               565      670    1,794    1,901
Research and development costs         170      212      540      680
Restructuring costs and other          137      163      451      531
                                  --------- -------- -------- --------
Earnings (loss) from continuing
 operations before interest, other
 income (charges), net and income
 taxes                                   2     (123)    (424)    (461)

Interest expense                        74       57      202      144
Other income (charges), net             54       (9)      82      (11)
                                  --------- -------- -------- --------
Loss from continuing operations
 before income taxes                   (18)    (189)    (544)    (616)
Provision for income taxes              19      726       73      601
                                  --------- -------- -------- --------
Loss from continuing operations   $    (37) $  (915) $  (617) $(1,217)
                                  ========= ======== ======== ========


Earnings from discontinued
 operations, net of income taxes  $      -  $     1  $     -  $     2
                                  ========= ======== ======== ========


NET LOSS                          $    (37) $  (914) $  (617) $(1,215)
                                  ========= ======== ======== ========

Basic and diluted net loss per
 share:
  Continuing operations           $   (.13) $ (3.19) $ (2.15) $ (4.23)
  Discontinued operations                -      .01        -      .01
                                  --------- -------- -------- --------
  Total                           $   (.13) $ (3.18) $ (2.15) $ (4.22)
                                  ========= ======== ======== ========


Number of common shares used in
 basic net loss per share            287.2    287.2    287.2    288.1

Incremental shares from assumed
 conversion of options                   -        -        -        -
                                  --------- -------- -------- --------

Number of common shares used in
 diluted net loss per share          287.2    287.2    287.2    288.1
                                  ========= ======== ======== ========




EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION - UNAUDITED
(in millions)
                                            September 30, December 31,
                                                2006         2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents                   $      1,102  $     1,665
Receivables, net                                   2,541        2,760
Inventories, net                                   1,478        1,455
Deferred income taxes                                114          100
Other current assets                                 133          116
                                            ------------- ------------
  Total current assets                             5,368        6,096
                                            ------------- ------------
Property, plant and equipment, net                 3,018        3,778
Goodwill                                           2,187        2,141
Other long-term assets                             3,487        3,221
                                            ------------- ------------
  TOTAL ASSETS                              $     14,060  $    15,236
                                            ============= ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current
 liabilities                                $      3,740  $     4,187
Short-term borrowings                                 92          819
Accrued income taxes                                 669          483
                                            ------------- ------------
 Total current liabilities                         4,501        5,489

OTHER LIABILITIES
Long-term debt, net of current portion             3,247        2,764
Pension and other postretirement
 liabilities                                       3,291        3,476
Other long-term liabilities                        1,207        1,225
                                            ------------- ------------
 Total liabilities                                12,246       12,954

SHAREHOLDERS' EQUITY
Common stock at par                                  978          978
Additional paid in capital                           884          873
Retained earnings                                  6,022        6,717
Accumulated other comprehensive loss                (260)        (467)
Unvested stock                                        (3)          (6)
                                            ------------- ------------
                                                   7,621        8,095
Less: Treasury stock at cost                       5,807        5,813
                                            ------------- ------------
 Total shareholders' equity                        1,814        2,282
                                            ------------- ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $     14,060  $    15,236
                                            ============= ============




EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED
(in millions)
                                                  Nine Months Ended
                                                     September 30
                                                ----------------------
                                                   2006       2005

Cash flows relating to operating activities:
Net loss                                        $     (617) $  (1,215)
Adjustments to reconcile to net cash used in
 operating activities:
  Earnings from discontinued operations                  -         (2)
  Equity in earnings from unconsolidated
   affiliates                                            -        (11)
  Depreciation and amortization                      1,016        937
  Purchased research and development                     -         54
  Gain on sales of businesses/assets                   (49)       (42)
  Restructuring costs, asset impairments and
   other non-cash charges                              118        170
  (Benefit) provision for deferred taxes              (152)       792
  Decrease in receivables                              261        199
  Increase in inventories                              (16)      (207)
  Decrease in liabilities excluding borrowings        (494)      (728)
  Other items, net                                    (139)        (7)
                                                ----------- ----------
    Total adjustments                                  545      1,155
                                                ----------- ----------
    Net cash used in operating activities              (72)       (60)
                                                ----------- ----------
Cash flows relating to investing activities:
  Additions to properties                             (282)      (332)
  Net proceeds from sales of assets                    112         62
  Acquisitions, net of cash acquired                    (3)      (987)
  (Investments in) distributions from
   unconsolidated affiliates                           (10)        63
  Marketable securities - purchases                    (88)       (79)
  Marketable securities - sales                         89         70
                                                ----------- ----------
    Net cash used in investing activities             (182)    (1,203)
                                                ----------- ----------
Cash flows relating to financing activities:
  Net decrease in borrowings with original
   maturity of 90 days or less                          (8)       (65)
  Proceeds from other borrowings                       580      1,241
  Repayment of other borrowings                       (819)      (477)
  Dividend payments                                    (72)       (72)
  Exercise of employee stock options                     -         12
                                                ----------- ----------

    Net cash (used in) provided by financing
     activities                                       (319)       639
                                                ----------- ----------
Effect of exchange rate changes on cash                 10        (21)
                                                ----------- ----------

Net decrease in cash and cash equivalents             (563)      (645)
Cash and cash equivalents, beginning of year         1,665      1,255
                                                ----------- ----------
Cash and cash equivalents, end of quarter       $    1,102  $     610
                                                =========== ==========




Net Sales from Continuing Operations by Reportable Segment and All
 Other - Unaudited
(in millions)

                          Three Months Ended      Nine Months Ended
                             September 30           September 30
                        ---------------------- -----------------------
                         2006    2005   Change  2006    2005    Change

Consumer Digital
 Imaging Group
  Inside the U.S.       $  401  $  400    + 0% $1,054  $ 1,095    - 4%
  Outside the U.S.         239     259    - 8     712      788   - 10
                        ------- ------- ------ ------- -------- ------
Total Consumer
 Digital Imaging
 Group                     640     659    - 3   1,766    1,883    - 6
                        ------- ------- ------ ------- -------- ------

Film and
 Photofinishing
 Systems Group
  Inside the U.S.          350     445    -21   1,025    1,359   - 25
  Outside the U.S.         724     908    -20   2,118    2,765   - 23
                        ------- ------- ------ ------- -------- ------
Total Film and
 Photofinishing
 Systems Group           1,074   1,353    -21   3,143    4,124   - 24
                        ------- ------- ------ ------- -------- ------

Graphic
 Communications Group
  Inside the U.S.          314     331    - 5     941      738   + 28
  Outside the U.S.         566     555    + 2   1,717    1,310   + 31
                        ------- ------- ------ ------- -------- ------
Total Graphic
 Communications Group      880     886    - 1   2,658    2,048   + 30
                        ------- ------- ------ ------- -------- ------

Health Group
  Inside the U.S.          215     260    -17     692      778   - 11
  Outside the U.S.         382     375    + 2   1,145    1,177    - 3
                        ------- ------- ------ ------- -------- ------
Total Health Group         597     635    - 6   1,837    1,955    - 6
                        ------- ------- ------ ------- -------- ------

All Other
  Inside the U.S.            8      10    -20      38       33    +15
  Outside the U.S.           5      10    -50      11       28    -61
                        ------- ------- ------ ------- -------- ------
Total All Other             13      20    -35      49       61   - 20
                        ------- ------- ------ ------- -------- ------
    Consolidated
     total              $3,204  $3,553    -10% $9,453  $10,071    - 6%
                        ======= ======= ====== ======= ======== ======




(Loss) Earnings from Continuing Operations Before Interest, Other
 Income (Charges), Net and Income Taxes by Reportable Segment and All Other - Unaudited
(in millions)

                         Three Months Ended       Nine Months Ended
                            September 30            September 30
                      ------------------------ -----------------------
                         2006    2005  Change    2006    2005  Change

Consumer Digital
 Imaging Group        $    24  $  (61)   +139% $ (149) $ (171) +13%
   Percent of Sales         4%    (9)%            (8)%    (9)%

Film and
 Photofinishing
 Systems Group        $   139  $  174     -20% $  281  $  489  -43%
   Percent of Sales        13%     13%              9%     12%

Graphic
 Communications Group $    31  $    7    +343% $   84  $  (69) +222%
   Percent of Sales         4%      1%              3%    (3)%

Health Group          $    68  $   96    - 29% $  192  $  283  - 32%
   Percent of Sales        11%     15%             10%     14%

All Other             $   (48) $  (61)   + 21% $ (142) $ (170) + 16%
   Percent of Sales     (369)%  (305)%          (290)%  (279)%
                      -------- ------- ------- ------- ------- -------
Total of segments     $   214  $  155    + 38% $  266  $  362  - 27%
   Percent of Sales         7%      4%              3%      4%

Restructuring costs
 and other               (212)   (278)           (686)   (823)
Legal settlement            -       -              (4)      -
Interest expense          (74)    (57)           (202)   (144)
Other income
 (charges), net            54     ( 9)             82     (11)
                      -------- ------- ------- ------- ------- -------
   Consolidated loss
    from continuing
    operations before
    income taxes      $   (18) $ (189)   + 90% $ (544) $ (616) + 12%
                      ======== ======= ======= ======= ======= =======